Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 24, 2015, except for the effect of the reverse split of LLC Units as described in Note 15, as to which the date is March 11, 2015, with respect to the consolidated financial statements of Desert Newco, LLC, included in Amendment No. 7 to the Registration Statement (Form S-1 No. 333-196615) and related Prospectus of GoDaddy Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Phoenix, Arizona

March 19, 2015